Exhibit 99.1

COMSovereign Holding Corp. to Acquire Fastback Networks, Adding Key Radio Capability and Building 5G Intellectual Property Portfolio

- Patents and Advanced Intelligent Backhaul Radio Technologies Solidify COMSovereign’s Position in U.S.-Based 5G Network Infrastructure Market -

DALLAS, TX – August 24, 2020 – COMSovereign Holding Corp. (OTCQB: COMS) (“COMSovereign” or the “Company”), a U.S.-based pure-play developer of 5G connectivity and data transmission systems, announced today that it has agreed to acquire all of the equity interests of Skyline Technology Partners, LLC d/b/a Fastback Networks (“Fastback”). The transaction includes all operations, customers and intellectual property of Fastback, and when completed, will significantly expand the Company’s wireless backhaul technology offerings to include intelligent backhaul radios (“IBR”) designed for Tier 1 service providers currently deploying 5G and next generation public and private mobile networks.

Terms of the transaction include total consideration of approximately $14 million consisting of cash, debentures, and debentures convertible into common stock. The transaction is expected to close within approximately 30 days and is subject to several closing conditions.

Since its founding in 2010, Fastback has been a leader in the development and commercialization of innovative IBR systems that deliver high-performance wireless connectivity to virtually any location including those challenged by Non-Line of Sight (NLOS) limitations. Fastback’s advanced IBR products allow operators to economically add capacity and density to their macrocells and expand service coverage density with small cells. These solutions also allow operators to both provide temporary cellular and data service utilizing mobile/portable radio systems and provide wireless Ethernet connectivity. Fastback’s significant U.S. patent portfolio consists of 65 granted and active patents and 12 pending patents. Collectively the portfolio covers key technologies including antenna arrays, signal processing, adaptive antennas, beamforming/steering, self-optimizing networks, spectrum sharing and hybrid band operations.

Chairman and CEO of COMSovereign Holding Corp., Dan Hodges, stated, “Fastback Networks has been a leading U.S.-based innovator in the market for advanced wireless backhaul technology for nearly a decade, with its IBR systems currently deployed with global Tier 1 operators. Through this acquisition, not only does COMSovereign immediately gain commercialized, market-tested 5G backhaul products to add to our offerings, but also gains access to a deep and valuable intellectual property portfolio which we intend to leverage to the benefit of our customers and stakeholders.”

“COMSovereign has assembled an impressive product portfolio to address the U.S. 5G mobility market. With the addition of Fastback Networks product and patent portfolio, COMSovereign will considerably increase the capabilities of its innovative connectivity and backhaul solution portfolio and we are excited to be a part of their journey to deliver on the promises of 5G,” said Harald Braun, Executive Chairman of Fastback Networks.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (OTCQB: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based pure-play communications provider able to provide LTE Advanced and 5G-NR telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com or view the reports that it files with or furnishes to the Securities and Exchange Commission (the “SEC”) at www.sec.gov, including the Risk Factors included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as information in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

About Fastback Networks

Fastback Networks delivers innovative technology for the mobile infrastructure of the future. Fastback solutions enable network operators to expand and enhance services, and private networks to secure, monitor, and manage operations via high capacity data connectivity. With insights derived from the team’s experience building leading-edge radio and data networking solutions, Fastback Networks looks at the challenges of 4G/5GLTE deployment with fresh eyes and better ideas, and develops transformational mobile backhaul solutions that enable the acceleration of the mobile future. Fastback Networks is a privately held company that was initially funded by nationally recognized technology investment funds before it was acquired during 2017 by Skyline Technology Partners, LLC, and the company’s key employees.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems. The Company’s forward-looking statements could be affected by many factors, including, but not limited to, the Company’s ability to integrate the operations of Fastback, demand for the Company’s products and services, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Investor Relations for COMSovereign Holding Corp.:

Steve Gersten

813-334-9745

investors@comsovereign.com

Dave Gentry

RedChip Companies, Inc.

407-491-4498

dave@redchip.com

and

Media Relations for COMSovereign Holding Corp.:

Michael Glickman

MWGCO, Inc.

917-397-2272